EXHIBIT 99.1

CARLETON VENTURES CORP.

Suite 306 - 1140 Homer Street	TEL: 604-689-1659
Vancouver, BC V6B 2X6	FAX: 604-689-1722

NASD OTC BB: CVTU

March 1, 2005

FOR IMMEDIATE DISSEMINATION

CARLETON APPOINTS NEW DIRECTOR AND PRESIDENT

VANCOUVER, BC, CANADA – March 1, 2005 – Carleton Ventures Corp.- OTCBB: CVTU announces that Mr. Glenn Catchpole has been appointed to the Board of Directors and has assumed the role of President and Chief Executive Officer.

Mr. Catchpole is a licensed engineer who holds an M.S. in civil engineering from Colorado State University. He has been active in the uranium mining industry since 1978, holding various positions including mining engineer, project manager, general manager and managing director of several uranium mining operations.

In 1988 Mr. Catchpole joined Uranerz U.S.A., Inc. and Uranerz Exploration and Mining and became Director of Regulatory Affairs, Environmental Engineering and Solution Mining. Mr. Catchpole’s responsibilities included the monitoring and oversight of the environmental and regulatory aspects of two large uranium mines in Canada and the operational aspects of one uranium solution mine in the United States. In 1996 Mr. Catchpole was appointed General Manager and Managing Director of the Inkai mining project located in the Republic of Kazakhstan (Central Asia). In 1998 Cameco Corporation acquired Uranerz U.S.A. Inc., and Mr. Catchpole continued his post with the Inkai project. Mr. Catchpole spent six years taking the Inkai project from acquisition through feasibility study, joint venture formulation, government licensing, environmental permitting, design, construction and first phase start-up.

Following his departure from Cameco in 2002, Mr. Catchpole has been an independent consulting engineer providing project management to the oil and gas, mining, and construction industries. Mr. Catchpole is experienced in all phases of project development including environmental permitting, procurement, scheduling, budgeting, and construction of infrastructure and main facilities. He has served on numerous mineral evaluation and due diligence teams.

Mr. Dennis Higgs has resigned as President and CEO but will stay on as a member of the Board of Directors.

CARLETON VENTURES CORP.

“Dennis Higgs”

Dennis Higgs, Director
For more information contact:
604-689-1659

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;

(ii)	the inability of the Company to achieve the financing required to pursue the acquisition of exploration of any new mineral properties;

(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties; and

(iv)	the presence of commercial mineralization on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.